Exhibit 99.1

For Immediate Release

SERVICE BANCORP, INC.

81 Main Street

Medway, MA 02053

Contact:

Mark L. Abbate

EVP & Chief Financial Officer

(888) 578-7282

Service Bancorp, Inc. Reports Results for the

Quarter and Nine Months Ended March 31, 2008

Medway, MA, April 29, 2008 – Service Bancorp, Inc. (OTC Bulletin Board: SERC), the bank holding company for Strata Bank, announced net income for the quarter ended March 31, 2008 of $93,000, or $0.06 per diluted share, compared with net income of $333,000, or $0.20 per diluted share, for the same quarter a year ago. The net loss for the nine months ended March 31, 2008 was $151,000, or $0.09 per diluted share, compared with net income of $988,000, or $0.59 per diluted share, for the same period a year ago.

Pamela J. Montpelier, Chief Executive Officer and President of Service Bancorp, Inc. and Strata Bank, stated: “We have shown an improvement in our financial results compared to the quarter ended December 31, 2007 despite a continuing challenging economic environment. The net interest margin has widened for our third quarter to its highest point since the summer of 2006. Our focus remains on aggressively collecting and disposing of delinquent loans and non-performing assets. At the same time we have been able to offer residential and home equity promotions this quarter to generate new customer relationships during this lower rate cycle.”

For the quarter ended March 31, 2008, net interest income increased $314,000, or 11.7%, to $3.0 million from $2.7 million for the same quarter last year, primarily due to an increase of six basis points in the yield on interest-earning assets to 6.33% and a decrease of 28 basis point in the cost of interest-bearing liabilities to 3.70%, partially offset by a $1.1 million decrease in net average interest-earning assets to $45.5 million. The net interest rate spread and net interest margin were 2.63% and 3.05%, respectively, for the quarter ended March 31, 2008, compared to 2.29% and 2.77%, respectively, for the same quarter last year. For the nine months ended March 31, 2008, net interest income decreased $148,000, or 1.8%, to $8.1 million from $8.3 million for the same period last year, primarily due to a decrease of eight basis points in the yield on interest-earning assets to 6.18% and a $2.1 million decrease in net average interest-earning assets to $45.4 million, partially offset by a decrease of one basis point in the cost of interest-bearing liabilities to 3.83%. The net interest rate spread and net interest margin were 2.35% and 2.80%, respectively, for the nine months ended March 31, 2008, compared to 2.42% and 2.88%, respectively, for the same period last year. Also contributing to the decrease in net interest income for the nine months ended March 31, 2008 as compared to the same periods last year was a decline in average core deposits of $9.3 million, which were replaced with higher cost certificates of deposit and borrowings.

The provision for loan losses was $265,000 for the quarter ended March 31, 2008, which was $255,000 higher than the $10,000 recorded for the same quarter last year. For the nine months ended March 31, 2008, the provision for loan losses was $1.1 million, which was $587,000 higher than the $538,000 recorded for the same period last year. The allowance for loan losses totaled $3.4 million at March 31, 2008, and represented 1.01% of loans outstanding compared with 0.94% of loans outstanding at June 30, 2007. These loan loss provisions were based primarily on management’s assessment of several key factors, including internal loan review classifications reflecting commercial loan relationships deemed by the Company to be impaired, historical loss experience, changes in portfolio size and composition, and current economic conditions.

Non-interest income increased $131,000, or 29.4%, to $576,000 for the quarter ended March 31, 2008 from $445,000 for the same quarter last year. For the nine months ended March 31, 2008, non-interest income increased $178,000, or 11.6%, to $1.7 million from the same period last year. Non-interest income in the current year periods reflected higher customer service fee income, lower gains from mortgage banking activities as a result of reduced residential loan sales, and lower gains from sales of investment securities than the same periods last year. The Company, through its residential loan origination division, the Strata Mortgage Center, sold $5.0 million in residential real estate loans in the secondary market during the nine months ended March 31, 2008. By comparison, the Company sold $13.5 million in the secondary market during the nine months ended March 31, 2007.

Total non-interest expense for the quarter ended March 31, 2008 increased $352,000, or 13.3%, to $3.0 million compared to the same quarter last year, primarily due to increases in occupancy and equipment expenses of $79,000, technology costs of $60,000, professional fees of $46,000 and other operating expenses of $167,000. For the nine months ended March, 2008, non-interest expense increased $1.0 million, or 13.2%, to $8.9 million from the same period last year, primarily due to increases in occupancy and equipment expenses of $369,000, technology costs of $231,000, professional fees of $176,000 and other operating expenses of $257,000. The increases in occupancy and equipment expenses were the result of the consolidation of the executive and operations center to a central location within the Company’s market area during the last quarter of fiscal year 2007. The increases in technology costs are primarily related to increased data processing and computer software costs that support the Company’s growth in operations. And the increases in professional fees and other operating expenses were due in large part to expenses associated with problem loans and foreclosed properties.

Total non-performing assets as a percentage of total assets increased to 2.89% at March 31, 2008 from 1.23% at June 30, 2007. Non-performing loans totaled $10.9 million at March 31, 2008, an increase of $6.1 million, from $4.8 million at June 30, 2007. Foreclosed assets totaled $1.1 million at March 31, 2008, an increase of $822,000, from $306,000 at June 30, 2007.

The Company’s total assets were $417.8 million as of March 31, 2008, compared with $415.1 million as of June 30, 2007, an increase of $2.8 million, or 0.7%. Total loans, net of the allowance for loan losses, increased $708,000, or 0.2%, since June 30, 2007 to $330.7 million. Total residential real estate loans increased by $10.1 million, or 6.6%, to $164.2 million at March 31, 2008. Commercial loans, comprised of commercial real estate, construction and commercial business loans, decreased $8.3 million, or 5.4%, since June 30, 2007 to $145.3 million. Home equity and consumer loans decreased $922,000, or 3.7%, since June 30, 2007 to $23.7 million.

Investment securities, which consist primarily of government sponsored enterprise bonds, mortgage-backed securities, and corporate bonds increased $511,000, or 0.9%, since June 30, 2007 to $60.2 million at March 31, 2008 due to net purchases, partially offset by bond sales and maturities during the period and an increase in unrealized losses on securities available for sale due to unfavorable changes in the market prices for corporate debt and equity securities since June 30, 2007. Management concluded that no securities in the Company’s portfolio were considered to be other than temporarily impaired as of March 31, 2008.

Total deposits were $258.2 million, a decrease of $16.0 million, or 5.8%, since June 30, 2007. Core deposits decreased $16.3 million, or 11.8%. The largest decrease was in certain NOW accounts used by attorneys in connection with residential loan closings. These deposits typically fluctuate with the volume of residential loan closings in our market area. Certificates of deposit increased $9.3 million, or 7.7%, due to several certificate of deposit promotions since June 30, 2007, while higher cost brokered certificates of deposit were reduced $9.0 million during the same period. Borrowings, primarily Federal Home Loan Bank advances, increased $18.4 million, or 16.8%, as an alternative funding source to core deposits in the period since June 30, 2007.

Stockholders’ equity decreased to $29.0 million, or $17.62 book value per share, at March 31, 2008 from $29.3 million, or $17.84 book value per share, at June 30, 2007. The Company’s ratio of stockholders’ equity to total assets at March 31, 2008 was 6.94%, which together with other capital measures qualifies the Company as “well-capitalized” under applicable bank regulatory guidelines. The comparative ratio at June 30, 2007 was 7.06%. The decrease in the ratio was primarily due to the year-to-date net loss of $151,000 and a net decrease of $197,000 in capital from accumulated other comprehensive loss due to unfavorable changes in the market prices for corporate bonds and equity securities since June 30, 2007.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank. Strata Bank serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI.

Established in 1871, Strata Bank has assets in excess of $415 million and operates eight full service offices in Bellingham, Franklin, Hopkinton, Medfield, Medway, Milford and Millis. Strata Bank is an FDIC and DIF insured institution. Strata’s team of professionals works collectively to provide the ultimate customer experience through unmatched service, competitive rates and visible presence in the communities it serves. For more information, visit www.stratabank.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SERVICE BANCORP, INC.

Condensed Financial Information (unaudited)

(Dollars in thousands, except per share amounts)

	March 31, 2008	June 30, 2007	March 31, 2007
Consolidated Balance Sheet Data:
Total assets	$417,827	$415,059	$409,691
Total loans, net of allowance for loan losses	330,728	330,020	327,185
Short-term investments	4,610	951	468
Other investments	60,208	59,697	59,488
Deposits	258,196	274,165	269,211
Borrowings	127,885	109,510	108,985
Stockholders’ equity	29,013	29,308	29,431

Capital and Asset Quality Ratios and Other Data:
Stockholders’ equity to total assets	6.94%	7.06%	7.18%
Book value per share	$17.62	$17.84	$17.92

Non-performing assets to total assets	2.89%	1.23%	0.90%
Allowance for loan losses to loans	1.01%	0.94%	0.99%

Number of full-service offices	8	8	8

	Quarter Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
Consolidated Statement of Income Data:

Total interest income	$6,225	$6,057	$18,184	$18,129
Total interest expense	3,236	3,382	10,037	9,834

Net interest income	2,989	2,675	8,147	8,295
Provision for loan losses	265	10	1,125	538

Net interest income, after provision for loan losses	2,724	2,665	7,022	7,757

Service charges and other income	404	375	1,325	1,150
Mortgage banking gains, net	20	29	31	108
Securities sale gains, net	152	41	352	272

Total non-interest income	576	445	1,708	1,530

Total non-interest expense	3,002	2,650	8,888	7,855

Income (loss) before income tax expense (benefit)	298	460	(158)	1,432
Income tax expense (benefit)	205	127	(7)	444

Net income (loss)	$93	$333	($151)	$988

Earnings (loss) per share:
Basic	$0.06	$0.20	($0.09)	$0.60

Diluted	$0.06	$0.20	($0.09)	$0.59

Weighted average shares:
Basic	1,646,367	1,642,195	1,645,111	1,641,278

Diluted	1,652,592	1,663,838	1,645,111	1,662,876

Performance Ratios:
Annualized return on average assets	0.09%	0.33%	-0.05%	0.32%
Annualized return on average equity	1.25%	4.59%	-0.68%	4.54%
Net interest spread	2.63%	2.29%	2.35%	2.42%
Net interest margin	3.05%	2.77%	2.80%	2.88%